Exhibit 12


                     CONSECO FINANCE CORP. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
              for the three months ended March 31, 2001 and the
                          year ended December 31, 2000
                              (Dollars in millions)

                                                                     Three months
                                                                        ended          Year ended
                                                                      March 31,        December 31,
                                                                         2001              2000
                                                                         ----              ----
Pretax income (loss) from operations:
  Net income (loss)...............................................     $ 25.9           $ (525.3)
  Add income tax expense (benefit)................................       15.9             (262.8)
  Add cumulative effect of accounting change......................        -                 45.5
                                                                       ------           --------

     Pretax income (loss) from operations.........................       41.8             (742.6)
                                                                       ------           --------

Add fixed charges:
  Interest expense................................................      321.6            1,152.4
  Portion of rental (a)...........................................        1.6                9.4
                                                                       ------           --------

     Fixed charges................................................      323.2            1,161.8
                                                                       ------           --------

     Adjusted earnings............................................     $365.0           $  419.2
                                                                       ======           ========

         Ratio of earnings to fixed charges.......................      1.13X              (b)
                                                                        =====              ===




   (a)  Interest portion of rental is estimated to be 33 percent.

   (b) For such ratio, adjusted earnings were $742.6 million less than fixed charges. Adjusted earnings for 2000 included impairment and special charges of $910.0 million.


